NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES OPERATING RESULTS FOR
SECOND QUARTER 2010

Company Increases Revenue Guidance Range

SEATTLE, WA, August 09, 2010 - Emeritus Corporation (NYSE: ESC), a national provider of assisted living and memory care services to seniors, today announced its second quarter 2010 results.

Quarter Ended June 30, 2010 Operating Summary Compared to Prior Year Second Quarter

•	Total revenues increased $16.9 million, or 7.6%, to $239.1 million.
•	Same community average monthly revenue per occupied unit improved by 3.1% to $3,742.
•	Total average occupancy increased 60 basis points to 87.2%.
•	Same community average occupancy increased 50 basis points to 87.4%.
•	Adjusted EBITDAR increased $4.8 million to $69.6 million.
•	CFFO per share was $0.31 compared to $0.36 in the prior year quarter.

Granger Cobb, President and Co-Chief Executive Officer, stated, “Progress continued in the second quarter due to the need-driven fundamentals of our business.  In addition, our external growth strategy remained vibrant as we added four communities to our consolidated portfolio in the quarter and more recently closed our joint venture acquisition of 143 Sunwest communities that we are managing.”

2010 Second Quarter Results

Total revenue in the second quarter of 2010 increased 7.6% to $239.1 million, compared to $222.2 million in the 2009 second quarter.  The $16.9 million increase consisted of $8.3 million from improved rate and occupancy in our portfolio of 264 same communities that we have continuously operated since January 1, 2009, $10.3 million from the acquisition, development, and expansion of communities since the beginning of 2009, with offsets of $1.6 million from unallocated community revenue adjustments (primarily an increase in the deferral of move-in fee revenues) and a small decline in management fees  The improvement in same community revenues consisted of $6.9 million in rate improvement and $1.4 million in occupancy gains.

Total average monthly revenue per occupied unit increased 3.1% to $3,739 in the second quarter of 2010 from $3,626 in the second quarter of 2009.  On a same community basis, average monthly revenue per occupied unit also increased 3.1% to $3,742 in the second quarter of 2010 from $3,628 in the corresponding period in 2009.

In the second quarter of 2010, total average occupancy increased 60 basis points to 87.2% compared to 86.6% in second quarter of 2009, and same community average occupancy increased 50 basis points to 87.4% compared to 86.9% in the prior year second quarter.

Community operating expenses increased $16.5 million to $157.4 million in the second quarter of 2010 compared to $140.9 million in the prior year second quarter.  Approximately $6.8 million of the increase resulted from the acquisition, development, or expansion of communities since the beginning of 2009, $4.0 million of the increase was from unallocated community expense adjustments (primarily representing actuarial self-insurance adjustments), and $5.7 million was from our 264 same community portfolio.  The increase in same community operating expenses consisted primarily of a $2.8 million increase in labor and benefits, of which payroll taxes increased $0.6 million, workers’ compensation expense increased $0.4 million and salary and wages increased $1.7 million, or 2.6%.  The remaining increase in same community operating expenses was due primarily to general expense increases across various operating expense categories.

Community operating income (community revenues less community operating expenses) increased $0.5 million to $80.3 million in the second quarter of 2010 compared with $79.8 million in the second quarter of 2009.  Excluding the effect of actuarial self-insurance adjustments in both periods, community operating income increased $4.1 million over the same period.

Community Transactions

In June 2010, the Company acquired four additional communities under long-term lease agreements consisting of approximately 552 units.  These four communities are accounted for as operating leases.  The Company entered into a purchase and sale agreement for one community in June 2010 and recorded a loss classified in discontinued operations of approximately $0.9 million.  As of June 30, 2010, the consolidated Emeritus portfolio consisted of 283 communities, of which 264 communities are included in our same community definition.

Balance Sheet

As of June 30, 2010, the Company had $50.9 million of cash and cash equivalents, and had no outstanding borrowings under its $25.0 million line of credit.  On June 30, 2010, total assets were $2.1 billion, including $1.7 billion of net investments in properties, total debt was $1.6 billion, including capital lease obligations, and shareholders’ equity was $287.6 million.

Subsequent Event

In July 2010, the Company entered into an agreement to extend the maturity date on a $50.0 million loan from July 2011 to July 2014.

In May 2010, the Company announced that the joint venture between Emeritus, Blackstone Real Estate Advisors and Columbia Pacific Advisors was selected as the successful bidder in the joint venture’s proposed acquisition of communities operated by an affiliate of Sunwest Management.  The joint venture closed on 132 communities effective August 5, 2010, with the closing on 12 additional communities deferred until a later date.  Emeritus began operating 143 of the 144 communities under management agreements effective as of August 5, 2010.

Revised Guidance

The Company is raising  full year 2010 revenue guidance based on recent acquisitions and current business expectations.  Total revenue is now expected to be in the range of $965.0 to $980.0 million, an increase from the  prior range of $940.0 to $960.0 million.  This revenue guidance includes estimated management fee revenues from the Sunwest joint venture.  In addition, the Company is reducing its full year routine capital expenditures to a range of $13.5 to $15.5 million from a previous range of $16.0 to $18.0 million.

Conference Call:

The Company will host a conference call on Monday, August 9, 2010, at 5:00 P.M. Eastern Time to discuss its financial results for the quarter ended June 30, 2010.  Hosting the call will be Mr. Daniel Baty, Chairman and Co-Chief Executive Officer, Mr. Granger Cobb, President and Co-Chief Executive Officer, and Mr. Robert Bateman, Executive Vice President and Chief Financial Officer.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “investors” section.  The conference call can also be accessed by dialing (877) 407-9039, or for international participants (201) 689-8470.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Monday, August 9, 2010, until midnight Eastern Time, Monday, August 16, 2010.  The dial in numbers for the replay are (877) 660-6853, or for international participants (201) 612-7415.  To access the telephonic replay, enter account number 3055 along with the conference ID 353633.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and Cash From Facility Operations (CFFO) are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  We believe these non-GAAP measures are useful in identifying trends in our day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR, and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with our consolidated balance sheets, statements of operations, and cash flows.  We define Adjusted EBITDA/EBITDAR and CFFO and provide other information about these non-GAAP measures in our annual report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2010, and in any subsequent Quarterly Reports on Form 10-Q.

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three and six month periods ended June 30, 2010 and 2009 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net loss	$(14,143)	$(7,304)	$(28,545)	$(22,399)
Equity earnings in unconsolidated joint ventures	(302)	(560)	(451)	(1,184)
Provision for income taxes	326	270	645	540
Depreciation and amortization	20,655	17,952	41,101	39,617
Interest expense	27,211	26,416	54,252	52,608
Interest income	(131)	(189)	(243)	(327)
Non-cash stock option compensation expenses	1,495	1,116	2,931	2,063
Amortization of deferred gains	(302)	(74)	(607)	(148)
Deferred straight-line rent	3,480	4,945	7,071	9,931
Above/below market rent amortization	2,173	2,427	4,347	4,914
Deferred revenues	1,496	(57)	2,505	15
Change in fair value of interest rate swaps	(42)	(752)	12	(842)
Impairments on long-lived assets	320	36	320	1,132
Acquisition and development expenses	459	351	512	464
Discontinued operations	949	(23)	1,170	51
Actuarial self-insurance reserve adjustments	1,864	(1,726)	2,461	(1,726)
Adjusted EBITDA	$45,508	42,828	87,481	84,709
Community lease expense, net	24,063	21,975	47,336	43,571
Adjusted EBITDAR	$69,571	$64,803	$134,817	$128,280

The following table shows CFFO for the three and six month periods ended June 30, 2010 and 2009 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$20,546	$12,159	$37,923	$33,349
Remove effect of changes in operating assets and liabilities	(2,954)	7,613	(4,458)	3,410
Recurring capital expenditures	(3,055)	(3,723)	(5,847)	(7,582)
Repayment of capital lease and financing obligations	(2,980)	(2,274)	(5,854)	(4,508)
Distributions from unconsolidated joint ventures, net	490	470	869	1,018
Cash From Facility Operations	$12,047	$14,245	$22,633	$25,687

CFFO per share	$0.31	$0.36	$0.58	$0.66

Adjust for actuarial self-insurance reserve adjustments	1,864	(1,726)	2,461	(1,726)
Cash From Facility Operations, as adjusted	$13,911	$12,519	$25,094	$23,961

CFFO per share, as adjusted	$0.35	$0.32	$0.64	$0.61

We define recurring capital expenditures as actual costs incurred to maintain our communities for their intended business purpose and exclude expenditures for acquisitions, development, expansions and general corporate purposes.

For a more detailed understanding of Emeritus, please refer to the Company’s annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 15, 2010 and any subsequent Quarterly Reports on Form 10-Q, or visit the Company’s Internet site at www.emeritus.com to obtain copies.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 460 communities in 44 states representing capacity for approximately 39,000 units and approximately 45,000 residents, including the recent Sunwest acquisition of managed communities.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and any subsequent Quarterly Report on Form 10-Q.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady	Sari Martin
Liz.brady@icrinc.com	Sari.martin@icrinc.com
646-277-1226	203-682-8345

EMERITUS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

ASSETS
	(unaudited)
	June 30,	December 31,
	2010	2009
Current Assets:
Cash and cash equivalents	$50,912	$46,070
Short-term investments	2,398	2,208
Trade accounts receivable, net of allowance of $895 and $1,009	12,746	10,861
Other receivables	7,426	7,251
Tax, insurance, and maintenance escrows	20,291	23,565
Prepaid workers' compensation	23,045	21,397
Other prepaid expenses and current assets	32,644	27,790
Total current assets	149,462	139,142
Long-term investments	3,696	4,132
Property and equipment, net of accumulated depreciation of $261,360 and $222,518	1,730,105	1,716,472
Restricted deposits	15,121	14,349
Lease acquisition costs, net of accumulated amortization of $2,118 and $1,889	3,880	3,805
Goodwill	74,376	74,755
Other intangible assets, net of accumulated amortization of $32,744 and $28,883	110,325	116,418
Other assets, net	18,969	20,867
Total assets	$2,105,934	$2,089,940

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$41,671	$21,324
Current portion of capital lease and financing obligations	12,705	11,144
Trade accounts payable	5,701	5,928
Accrued employee compensation and benefits	44,101	37,624
Accrued interest	7,773	8,013
Accrued real estate taxes	9,527	10,715
Accrued professional and general liability	9,385	8,445
Accrued income taxes	194	542
Other accrued expenses	14,336	13,491
Deferred revenue	12,883	10,729
Unearned rental income	17,479	18,669
Total current liabilities	175,755	146,624
Long-term debt obligations, less current portion	1,342,627	1,375,088
Capital lease and financing obligations, less current portion	201,826	165,372
Deferred gain on sale of communities	6,504	7,111
Deferred straight-line rent	42,775	34,659
Other long-term liabilities	42,051	42,188
Total liabilities	1,811,538	1,771,042

Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $.0001 par value. Authorized 20,000,000 shares, none issued	-	-
Common stock, $.0001 par value. Authorized 100,000,000 shares; issued and outstanding
39,361,205 and 39,274,590 shares	4	4
Additional paid-in capital	729,300	725,652
Accumulated other comprehensive income	788	807
Accumulated deficit	(442,509)	(414,381)
Total Emeritus Corporation shareholders' equity	287,583	312,082
Noncontrolling interest – related party	6,813	6,816
Total shareholders’ equity	294,396	318,898
Total liabilities, shareholders' equity and noncontrolling interest	$2,105,934	$2,089,940

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Community revenue	$237,787	$220,773	$470,660	$440,404
Management fees	1,344	1,453	2,675	2,920
Total operating revenues	239,131	222,226	473,335	443,324

Expenses:
Community operations (exclusive of depreciation and amortization
and community lease expense shown separately below)	157,452	140,935	312,474	284,833
General and administrative	17,109	15,932	34,271	30,850
Acquisitions and development	309	312	351	387
Impairments on long-lived assets	-	36	-	1,132
Depreciation and amortization	20,655	17,952	41,101	39,617
Community leases	29,716	29,347	58,754	58,416
Total operating expenses	225,241	204,514	446,951	415,235
Operating income from continuing operations	13,890	17,712	26,384	28,089

Other income (expense):
Interest income	131	189	243	327
Interest expense	(27,211)	(26,416)	(54,252)	(52,608)
Change in fair value of interest rate swaps	42	752	(12)	842
Equity earnings for unconsolidated joint ventures	302	560	451	1,184
Other, net	(22)	146	456	358
Net other expense	(26,758)	(24,769)	(53,114)	(49,897)

Loss from continuing operations before income taxes	(12,868)	(7,057)	(26,730)	(21,808)
Provision for income taxes	(326)	(270)	(645)	(540)
Loss from continuing operations	(13,194)	(7,327)	(27,375)	(22,348)
Income (loss) from discontinued operations	(949)	23	(1,170)	(51)
Net loss	(14,143)	(7,304)	(28,545)	(22,399)
Net loss attributable to the noncontrolling interest	226	229	417	443
Net loss attributable to Emeritus Corporation common shareholders	$(13,917)	$(7,075)	$(28,128)	$(21,956)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.33)	$(0.18)	$(0.69)	$(0.56)
Discontinued operations	(0.02)	0.00	(0.03)	(0.00)
	$(0.35)	$(0.18)	$(0.72)	$(0.56)

Weighted average common shares outstanding-basic and diluted	39,301	39,147	39,290	39,132

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS For the Six Months Ended June 30,
(unaudited) (In thousands)

	2010	2009
Cash flows from operating activities:
Net loss	$(28,545)	$(22,399)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	41,101	39,617
Amortization of above/below market rents	4,347	4,914
Amortization of deferred gains	(607)	(148)
Loss on sale of assets	1,179	-
Impairments on long-lived assets	320	1,132
Amortization of loan fees	1,512	1,572
Allowance for doubtful receivables	2,135	1,634
Equity investment earnings	(451)	(1,184)
Stock based compensation	2,931	2,063
Change in fair value of interest rate swaps	12	(842)
Other	(45)	454
Changes in operating assets and liabilities:
Deferred straight-line rent	7,071	9,931
Deferred revenue	2,505	15
Change in other operating assets and liabilities	4,458	(3,410)
Net cash provided by operating activities	37,923	33,349

Cash flows from investing activities:
Acquisition of property and equipment	(10,073)	(16,108)
Community acquisition	-	(10,579)
Sale of property and equipment	-	2,677
Lease and contract costs and acquisition deposits	(4,527)	(170)
Payments (to) from affiliates and other managed communities, net	(1.639)	699
Distributions from unconsolidated joint ventures/other	869	1,018
Net cash used in investing activities	(15,370)	(22,463)

Cash flows from financing activities:
Proceeds from sale of stock and noncontrolling interest contribution	1,132	257
Increase in restricted deposits	(730)	(256)
Debt issuance and other financing costs	(145)	(274)
Proceeds from long-term borrowings and financings	-	10,864
Repayment of long-term borrowings and financings	(12,114)	(2,736)
Repayment of capital lease and financing obligations	(5,854)	(4,508)
Net cash provided by (used in) financing activities	(17,711)	3,347
Net increase in cash and cash equivalents	4,842	14,233
Cash and cash equivalents at the beginning of the period	46,070	27,254
Cash and cash equivalents at the end of the period	$50,912	$41,487

EMERITUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	June 30, 2010	March 31, 2010
Revenues:
Community revenue	$237,787	$232,873
Management fees	1,344	1,331
Total operating revenues	239,131	234,204

Expenses:
Community operations (exclusive of depreciation and amortization
and community lease expense shown separately below)	157,452	155,022
General and administrative	17,109	17,162
Acquisitions and development	309	42
Depreciation and amortization	20,655	20,446
Community leases	29,716	29,038
Total operating expenses	225,241	221,710
Operating income from continuing operations	13,890	12,494

Other income (expense):
Interest income	131	112
Interest expense	(27,211)	(27,041)
Change in fair value of interest rate swaps	42	(54)
Equity earnings (losses) in unconsolidated joint ventures	302	149
Other, net	(22)	478
Net other expense	(26,758)	(26,356)

Loss from continuing operations before income taxes	(12,868)	(13,862)
Provision for income taxes	(326)	(319)
Loss from continuing operations	(13,194)	(14,181)
Income (loss) from discontinued operations	(949)	(221)
Net loss	(14,143)	(14,402)
Net loss attributable to the noncontrolling interest	226	191
Net loss attributable to Emeritus Corporation common shareholders	$(13,917)	$(14,211)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.33)	$(0.35)
Discontinued operations	(0.02)	(0.01)
	$(0.35)	$(0.36)

Weighted average common shares outstanding-basic and diluted	39,301	39,279

Emeritus Corporation
Lease, Interest and Depreciation Expense
For the Calendar Quarters Ended
(unaudited)
(In Thousands)

		Projected
		Range
	Q2-2010	Q3-2010
Community leases expense - GAAP	$29,716	$31,500 - $31,800
Less:
Deferred straight-line rent	(3,480)	(3,500) - (3,600)
Above/below market rent	(2,173)	(2,200) - (2,300)
Plus:
Capital lease interest	3,918	3,900 - 4,000
Capital lease principal	2,819	2,800 - 2,900
Community leases expense - CASH	$30,800	$32,500 - $32,800

Interest expense - GAAP	$27,211	$27,530 - $28,040
Less:
Straight-line interest	(19)	(30) - (40)
Capital lease interest	(3,918)	(3,900) - (4,000)
Loan fee amortization	(760)	(800) - (900)
Interest expense - CASH	$22,514	$22,800 - $23,100

Depreciation – owned assets	$15,459	$15,500 – $15,600
Depreciation – capital leases	4,232	4,300 – 4,400
Amortization – intangible assets	964	1,000 – 1,100
Total depreciation and amortization expense	$20,655	$20,800 - $21,100

EMERITUS CORPORATION
Consolidated Supplemental Financial Information For the Calendar Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data	Q2 2009	Q3 2009	Q4 2009	Q1 2010	Q2 2010
Average consolidated communities	268.3	269.0	271.0	279.5	281.3
Average available units	23,439	23,529	23,710	24,080	24,305
Average occupied units	20,298	20,495	20,654	20,986	21,198
Average occupancy	86.6%	87.1%	87.1%	87.2%	87.2%
Average monthly revenue per occupied unit	$3,626	$3,649	$3,684	$3,699	$3,739
Calendar days	91	92	92	90	91

Community revenues:
Community revenues	$217,303	$221,016	$225,206	$229,815	$234,560
Move-in fees	4,549	4,196	3,948	3,753	3,838
Move-in incentives	(1,079)	(864)	(864)	(695)	(611)
Total community revenues	$220,773	$224,348	$228,290	$232,873	$237,787

Community operating expenses:
Salaries and wages - regular and overtime	$67,707	$68,627	$70,323	$69,808	$72,574
Average daily salary and wages	$744	$746	$764	$776	$798
Average daily wages per occupied unit	$36.66	$36.40	$37.01	$36.96	$37.62

Payroll taxes and employee benefits	$22,116	$23,689	$24,503	$26,244	$24,672
Percent of salaries and wages	32.7%	34.5%	34.8%	37.6%	34.0%

Actuarial self-insurance reserve adjustments	$(1,726)	$818	$(1,033)	$584	$1,859

Utilities	$9,406	$11,420	$9,878	$11,522	$9,792
Average monthly cost per occupied unit	$154	$186	$159	$183	$154

Facility maintenance and repairs	$5,027	$5,508	$5,683	$5,898	$5,715
Average monthly cost per occupied unit	$83	$90	$92	$94	$90

All other community operating expenses	$38,405	$39,331	$42,203	$40,966	$42,840
Average monthly cost per occupied unit	$631	$640	$681	$651	$674

Total community operating expenses	$140,935	$149,393	$151,557	$155,022	$157,452

Community operating income	$79,838	$74,955	$76,733	$77,851	$80,335

Operating income margin	36.2%	33.4%	33.6%	33.4%	33.8%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information For the Calendar Quarters Ended
(unaudited) (Community revenue and operating expense in thousands)
	Q2 2009	Q3 2009	Q4 2009	Q1 2010	Q2 2010
Consolidated:
Average consolidated communities	268.3	269.0	271.0	279.5	281.3
Community revenue	$220,773	$224,348	$228,290	$232,873	$237,787
Community operating expense	$140,935	$149,393	$151,557	$155,022	$157,452
Average occupancy	86.6%	87.1%	87.1%	87.2%	87.2%
Average monthly revenue per unit	$3,626	$3,649	$3,684	$3,699	$3,739

Same Community:
Average consolidated communities	264.0	264.0	264.0	264.0	264.0
Community revenue	$219,398	$222,344	$224,418	$225,917	$227,648
Community operating expense	$140,658	$145,611	$148,252	$148,433	$146,348
Average occupancy	86.9%	87.4%	87.4%	87.3%	87.4%
Average monthly revenue per unit	$3,628	$3,656	$3,690	$3,718	$3,742